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                                                                     Exhibit 4.8

                          CERTIFICATE OF DESIGNATION

                               ESTABLISHING THE

         POWERS, PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND
                                RESTRICTIONS OF

                                      THE

        8.25% SERIES C CONVERTIBLE REDEEMABLE PREFERRED STOCK DUE 2012

                                      OF

                       XM SATELLITE RADIO HOLDINGS INC.

               ------------------------------------------------

                        Pursuant to Section 151 of the
               General Corporation Law of the State of Delaware

               ------------------------------------------------
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          XM SATELLITE RADIO HOLDINGS INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Issuer"), does hereby certify that (i) pursuant to authority conferred upon the Board of Directors of the Issuer by its Restated Certificate of Incorporation, as amended to date, and pursuant to the provisions of Section 151 of the General
Corporation Law of the State of Delaware, the Board of Directors authorized the creation and issuance of the Issuer's 8.25% Series C Convertible Redeemable Preferred Stock due 2012 (referred to herein as the "Preferred Stock"), and (ii) the following resolution, which was duly adopted by the Board of Directors on July 7, 2000, remains in full force and effect. Certain capitalized terms used herein are defined in Article 9.

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Issuer by the provisions of the Restated Certificate of Incorporation, as amended from time to time (the "Certificate of Incorporation"), and pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, there be created from the 60,000,000 shares of preferred stock, $0.01 par value, of the Issuer authorized to be issued pursuant to the Certificate of Incorporation, a series of preferred stock, having the number of shares and, to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of such Preferred Stock are not stated and expressed in the Certificate of Incorporation, the powers, preferences and relative and other special rights and the qualifications, limitations and restrictions, as follows:

1.   Designation and Number of Shares

          The series will be designated as the "8.25% Series C Convertible Redeemable Preferred Stock due 2012" and the number of shares constituting such series will be 250,000 shares.

2.   Dividends

     2.1  Payment of Dividends

          (a) Holders of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Issuer out of funds legally available therefor, cumulative dividends on each share of such Holder's Preferred Stock from the issue date of the Preferred Stock (the "Issuance Date") at a rate per annum equal to 8.25% of the Liquidation Preference (not compounded). Dividends will accrue daily, and be payable in arrears when, as and if declared by the Board of Directors of the Issuer. All dividends will accrue and cumulate (but not compound), whether or not earned or declared and whether or not there shall be net profits or net assets of the Issuer legally available for the payment of such dividends.

          (b) Each distribution in the form of a dividend shall be payable in arrears to Holders of record as they appear on the stock books of the Issuer on each record date as established by the Board of Directors of the Issuer. Dividends payable on the Preferred Stock will be computed on the basis of a 360 day year consisting of twelve 30 day months.
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            (c) Dividends, to the extent declared by the Issuer's Board of
Directors or due in connection with a Liquidation Event or the redemption upon final maturity of the Preferred Stock, shall be paid in cash.

            (d) In addition and not in lieu of the foregoing, when and if the Board of Directors of the Issuer shall declare a dividend payable with respect to the then outstanding shares of Common Stock, the holders of the Preferred Stock shall be entitled to the amount of dividends per share as would be payable on the largest number of whole shares of Common Stock into which each share of Preferred Stock could then be converted pursuant to Section 4. Any such declared and unpaid dividends will be payable first to the holders of Preferred Stock and then to the holders of Common Stock.

      2.2   Declaration of Dividends

            (a) (i) Except as permitted under Section 7.3(a)(vii), no dividends or other distributions may be declared, made or paid upon, or any funds set apart for the payment of dividends upon, any of the Junior Securities or Parity Securities, and (ii) except as permitted under Section 7.3(a)(x), no Junior Securities or Parity Securities, including the Preferred Stock, may be purchased, redeemed or otherwise acquired or retired for value for any consideration (and no money may be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of any such stock) by the Issuer or any of its Subsidiaries.

            (b) If at any time the Issuer pays less than the total amount of dividends then accumulated with respect to the Preferred Stock, such payment shall be distributed ratably among the Holders based upon the aggregate accumulated but unpaid dividends on the Preferred Stock held by each Holder.

            (c) The Issuer will take all actions required or permitted under Delaware corporate law to permit the payment of dividends on the Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with Delaware General Corporation Laws.

3.    Ranking

      3.1 The Preferred Stock will, with respect to voting, dividend distributions and distributions upon a Liquidation Event, rank:

            (a) senior to all classes of Common Stock, Series A Convertible Preferred Stock of the Issuer and each other class of Capital Stock or series of preferred stock issued by the Issuer, which is established after the date of this Certificate of Designation by the Board of Directors of the Issuer, the terms of which do not expressly provide that such class or series will rank senior to or on a parity with the Preferred Stock as to voting, dividend distributions and distributions upon a Liquidation Event (collectively, with the Common Stock, referred to as the "Junior Securities");

            (b) on a parity with the Series B Preferred Stock and any class of Capital Stock or series of preferred stock issued by the Issuer, which is established after the date of this Certificate of Designation by the Board of Directors of the Issuer, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to voting,

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dividend distributions and distributions upon a Liquidation Event (collectively referred to as "Parity Securities"); and

             (c) junior to each class of Capital Stock or series of preferred stock issued by the Issuer, which is established after the date of this Certificate of Designation by the Board of Directors of the Issuer, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to voting, dividend distributions and distributions upon a Liquidation Event (collectively referred to as "Senior Securities").

     3.2 Except as otherwise provided herein, the Issuer is entitled to amend its Certificate of Incorporation to authorize one or more additional series of preferred stock, file certificates of designation, and issue without restriction from time to time, any series of Junior Securities, Parity Securities, or Senior Securities.

4.   Conversion

     4.1     Conversion Rights

             (a) Each Holder of Preferred Stock shall have the right, at its option, at any time and from time to time to convert, subject to the terms and provisions of this Article 4, any or all of such Holder's shares of Preferred Stock into fully paid and nonassessable shares of Common Stock. In such case, the shares of Preferred Stock shall be converted into such whole number of fully paid and nonassessable shares of Common Stock as is equal, subject to Section 4.3, to:

     the product of the number of shares of Preferred Stock being so converted multiplied by the quotient of (i) the Liquidation Preference plus all accumulated and unpaid dividends divided by (ii) the Conversion Price then in effect, except that with respect to any share which shall be called for redemption such right shall terminate at the close of business on the Business Day prior to the Redemption Date unless the Issuer shall default in making the payment due upon redemption thereof.

             (b) The conversion right of a Holder of Preferred Stock shall be exercised by the Holder by the surrender of the certificate representing shares to be converted to the Issuer or to the Transfer Agent (or a binding agreement to surrender or affidavit of loss in form and substance reasonably acceptable to the Issuer) accompanied by the Conversion Notice.

                 (i) Immediately prior to the close of business on the Conversion Date, each converting Holder of Preferred Stock shall be deemed to be the Holder of record of Common Stock issuable upon conversion of such Holder's Preferred Stock notwithstanding that the share register of the Issuer shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such person.

                 (ii) On any Conversion Date, all rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except the rights of Holders thereof to:
     (1) receive certificates for the number of shares of Common Stock into which such shares of Preferred Stock have been converted; and (2) exercise the rights to which they are entitled as Holders of Common Stock.

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           (c) If the Conversion Date shall not be a Business Day, then such conversion right shall be deemed exercised on the next Business Day.

           (d) If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act or other transaction involving sale of Common Stock by the holder, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering or other transaction, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of such securities or other transaction.

     4.2 The Conversion Price shall be subject to adjustment from time to time as follows:

           (a) Stock Splits and Combinations. In case the Issuer shall at any
               -----------------------------
time or from time to time after the Issuance Date (i) subdivide or split the outstanding shares of Common Stock, (ii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares or (iii) issue by reclassification of the shares of Common Stock any shares of capital stock of the Issuer, then, and in each such case, the Conversion Price in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted so that the Holder of any shares of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Issuer which such Holder would have owned or have been entitled to receive after the occurrence of any of the events described above, had such shares of Preferred Stock been surrendered for conversion immediately prior to the occurrence of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this subparagraph
(a) shall become effective at the close of business on the day upon which such corporate action becomes effective. Such adjustment shall be made successively whenever any event listed above shall occur.

           (b) Dividends and Distributions in Common Stock. In case the Issuer
               -------------------------------------------
shall at any time or from time to time after the Issuance Date pay a dividend or make a distribution payable in shares of Common Stock on any class of capital stock of the Issuer other than dividends or distributions of shares of Common Stock or other securities with respect to which adjustments are provided in paragraph (a) above and other than dividends payable in Common Stock to holders of preferred stock required to be paid by the terms thereof, the Conversion Price shall be adjusted so that the holder of each share of Preferred Stock shall be entitled to receive upon conversion thereof the number of shares of Common Stock determined by multiplying (1) the applicable Conversion Price by
(2) a fraction, the numerator of which shall be the number of shares of Common Stock theretofore outstanding and the denominator of which shall be the sum of such number of shares and the total number of shares issuable in such dividend or distribution. The provisions of this clause shall not apply in connection with any dividend where a dividend is also received by the Holders of the Preferred Stock pursuant to Section 2.1(d). The provisions of this clause shall similarly apply to successive dividends or distributions.

           (c) Distribution of Indebtedness, Securities or Assets. In case the
               --------------------------------------------------
Issuer shall distribute to all Holders of Common Stock (whether by dividend or in a merger, amalgamation, consolidation or otherwise) evidences of indebtedness, shares of capital stock of any class or series, other securities, cash or assets (other than securities referred to in subparagraph (d) below or a dividend payable exclusively in cash and other than as a result of a Fundamental Change),

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the Conversion Price in effect immediately prior to the close of business on the record date fixed for determination of shareholders entitled to receive such distribution shall be reduced by multiplying such Conversion Price by a fraction, the numerator of which is the Current Market Price on such record date less the fair market value (as determined by the Board of Directors of the Issuer, whose determination in good faith shall be conclusive) of the portion of such evidences of indebtedness, shares of capital stock, other securities, cash and assets so distributed applicable to one share of Common Stock and the denominator of which is the Current Market Price. Such adjustment shall be made successively whenever any such event shall occur.

             (d) Sales of Securities Below Conversion Price. If the Issuer shall
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issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock, then the Conversion Price in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4.2(d), unless otherwise provided in this Section 4.2(d). Such adjustment shall be made successively whenever such event shall occur.

                 (i) Whenever the Conversion Price is adjusted pursuant to this
     Section 4.2(d), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the "Outstanding Common") plus the number of shares of Common Stock that the aggregate consideration received by the Issuer for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term "Outstanding Common" shall include shares of Common Stock issued or issuable upon the exercise, exchange or conversion of outstanding securities, other than Common Stock issuable upon the exercise, exchange or conversion of outstanding securities at a price greater than the per share consideration of the Additional Stock.

                 (ii) For purposes of this Section 4.2(d), "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4.2(iv)) by the Issuer other than:

                         (1) Common Stock issued pursuant to a transaction
described in Section 4.2(a), and

                         (2) Shares of Common Stock, Class C Common Stock or
Preferred Stock issued or issuable upon conversion of the Preferred Stock.

                         (3) In addition to the shares of Common Stock described
in 4.2 (d) (ii) (4) below, up to 1,000,000 shares of Common Stock or options to purchase shares of Common Stock (as adjusted for stock splits and the like) with a purchase or conversion price less than the Conversion Price, which shares are issuable or issued to employees, consultants or directors of the Issuer directly or pursuant to a stock option plan, restricted stock plan or employee stock purchase plan approved by the Board of Directors of the Issuer.

                         (4) Shares of Common Stock issued or issuable upon
conversion of all securities convertible, exchangeable or exercisable for, or rights to purchase, shares of Common Stock outstanding as of the date of the Stock Purchase Agreement.

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             (iii) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Issuer for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors of the Issuer irrespective of any accounting treatment; provided, that, if the value of such consideration is determined to be in excess of $25 million by the Board of Directors of the Issuer, the Issuer shall procure an opinion as to such value from an accounting, appraisal or investment banking firm of national standing.

             (iv) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms or by agreement with the Issuer convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4.2(d):

                  (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 4(d)(iii)), if any, received by the Issuer upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                  (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments, accrual of dividends or payment of any premiums or preferences conditioned upon the occurrence of specified transactions) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Issuer for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Issuer (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 4(d)(iii)).

           (v) Notwithstanding any other provisions of this Section (4)(d), no adjustment of the Conversion Price pursuant to this Section 4(d) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

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           (e) Fundamental Changes. In case of any Fundamental Change, the
               -------------------
Holder of each share of Preferred Stock outstanding immediately prior to the occurrence of such Fundamental Change shall have the right upon any subsequent conversion to receive the kind and amount of stock, other securities, cash and assets that such Holder would have received if such share had been converted immediately prior thereto. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the Holders of Preferred Stock after the Fundamental Change to the end that the provisions of this Section 4 shall be applicable after that event in a manner as nearly equivalent as practicable as before the Fundamental Change.

           (f) Anything in the above sections (a)-(e) to the contrary notwithstanding, the Issuer shall not be required to give effect to any adjustment in the Conversion Price unless and until the net effect of one or more adjustments (each of which shall be carried forward until counted toward adjustment), determined as above provided, shall have resulted in a change of the Conversion Price by at least 1%, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Price by at least 1%, such change in the Conversion Price shall thereupon be given effect. In the event that, at any time as a result of the provisions of this Section, the holder of shares of Preferred Stock upon subsequent conversion shall become entitled to receive any shares of capital stock of the Issuer other than Common Stock, the number of Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

           (g) There shall be no adjustment of the Conversion Price in case of the issuance of any stock of the Issuer in a merger, reorganization, acquisition, reclassification, recapitalization or other similar transaction except as set forth in the above paragraphs (a)-(e).

           (h) In any case in which the above paragraphs (a)-(e) require that an adjustment as a result of any event become effective from and after a record date, the Issuer may elect to defer until after the occurrence of such event (i) issuing to the Holder of any shares of Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately prior to adjustment and
(ii) paying to such Holder any amount in cash in lieu of a fractional share of Common Stock.

           (i) If the Issuer shall take a record of the Holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to shareholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares of Common Stock issuable upon exercise of the right of conversion granted by the above paragraphs (a)-(e) or in the Conversion Price then in effect shall be required by reason of the taking of such record.

           (j) In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Preferred Stock, the Issuer, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each Holder of Preferred Stock at the Holder's address as shown in the Issuer's books. The certificate shall

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set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

             (k) Upon (i) any taking by the Issuer of a record of the Holders of any class of securities other than the Series B Preferred Stock in accordance with the terms thereof for the purpose of determining the Holders thereof who are entitled to receive any dividend or other distribution, or otherwise participate in any event for which the Conversion Price is adjusted pursuant to
Section 4, (ii) any subdivision or combination of the outstanding Common Stock,
(iii) any recapitalization or reclassification of or other change in the Common Stock, (iv) any Notice Event, or (v) any Liquidation Event, the Issuer shall mail to each Holder of Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or other event and a description of such dividend, distribution or other event, (B) the date on which any such subdivision, combination, reorganization, reclassification, recapitalization, Fundamental Change or Liquidation Event is expected to become effective, and (C) the date, if any, that is to be fixed as to when the Holders of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such subdivision, combination, reorganization, reclassification, recapitalization, Fundamental Change or Liquidation Event.

     4.3 Upon a Change of Control, each Holder of Preferred Stock will have the option, during the period commencing on the date that the applicable notice of such Change of Control is mailed to Holders of Preferred Stock and ending on the close of business on the 45/th/ day thereafter (the "Special Conversion Date") to convert all, but not less than all, of such Holder's shares of Preferred Stock into fully paid and nonassessable shares Common Stock at a conversion rate equal to the Liquidation Preference plus accumulated and unpaid dividends through the Special Conversion Date multiplied by the applicable Redemption Price per share as set forth in Section 5.1(b) based on the Special Conversion Date divided by the Conversion Price; provided, however, in the event the Special Conversion Date occurs on or prior to February 8, 2005, the conversion rate shall be equal to the Liquidation Preference plus accumulated and unpaid dividends through February 8, 2005 multiplied by 105.7750% divided by the Conversion Price.

             (a) Within fifteen days after a Change of Control, notice of such Change of Control shall be given by the Issuer to each Holder of shares of Preferred Stock, at such Holder's address as the same appears on the books of the Issuer. Each such notice shall state: (i) that a Change of Control has occurred; (ii) the last day on which the Change of Control option may be exercised (the "Expiration Date"); (iii) the name and address of the paying agent; and (iv) the procedures that Holders must follow to exercise the Change of Control option.

             (b) On or before the Expiration Date, each Holder of shares of Preferred Stock wishing to exercise the Change of Control option shall surrender the certificate or certificates representing the shares of Preferred Stock to be converted, in the manner and at the place designated in the notice described in
Section 4.3(a) and on such date the cash or shares of Common Stock due to such Holder shall be delivered to the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be returned to authorized but unissued shares. Upon surrender (in accordance with the notice described in Section 4.3(a)) of the certificate or certificates representing any shares to be so converted

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(properly endorsed or assigned for transfer, if the Issuer shall so require and the notice shall so state), such shares shall be converted by the Issuer at the Conversion Price as adjusted.

           (c) Exercise by a holder of such Holder's special conversion option following a Change of Control is irrevocable, except that a Holder may withdraw its election to exercise such Holder's special conversion option at any time prior to the close of business on the Special Conversion Date by delivering a written or facsimile transmission notice to the Transfer Agent at the address or facsimile number specified in the Change of Control notice. Such notice, to be effective, must be received by the Transfer Agent prior to the close of business on the Special Conversion Date. All shares of Preferred Stock tendered for conversion pursuant to a Holder's special conversion option as described herein and not withdrawn will be converted at the close of business on the Special Conversion Date.

     4.4 On or after August 8, 2002, each share of Preferred Stock shall, at the option of the Issuer, exercisable prior to the date that is five Business Days after the end of any 50-Day Test Period (as defined below), be converted into fully paid and nonassessable shares of Common Stock at a conversion rate equal to the Liquidation Preference plus accumulated and unpaid dividends through February 8, 2005 multiplied by 105.7750% divided by the Conversion Price immediately upon the fiftieth consecutive day that the Closing Price of the Common Stock equals or exceeds $50 per share, which per share price shall be adjusted upon the occurrence of events described in Section 4.2(a). Each period of 50 consecutive days meeting such test (including periods which overlap in part with one or more prior such periods) is referred to as a "50-Day Test Period."

     4.5 If, as a result of any Conversion Price Adjustment Event, a Holder of the Preferred Stock becomes entitled to receive upon conversion shares of two or more classes of Capital Stock, the Issuer shall determine the reasonable allocation of the adjusted Conversion Price between the classes of Capital Stock. After such allocation, the Conversion Price of each class of Capital Stock shall thereafter be subject to adjustment on terms applicable to the Preferred Stock in this Article 4.

     4.6 The Issuer shall at all times reserve and keep available for issuance upon the conversion of the Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock.

     4.7 The issuance or delivery of certificates for Common Stock upon the conversion of shares of Preferred Stock shall be made without charge to the converting Holder of shares of Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the Holders of the shares of Preferred Stock converted; provided, however, that the Issuer shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder of the shares of Preferred Stock converted, and the Issuer shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Issuer the

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amount of such tax or shall have established to the reasonable satisfaction of the Issuer that such tax has been paid.

     4.8 Without the consent of the Holders of then outstanding Preferred Stock as required under Section 7.3(a), the Issuer shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other similar voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Issuer, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

     4.9 Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each Holder of record at the address of such Holder appearing on the books of the Issuer.

5.   Redemption of Preferred Stock

     5.1     Optional Redemption of the Preferred Stock

             (a) Shares of the Preferred Stock may not be required to be redeemed prior to February 8, 2005.

             (b) On or after February 8, 2005, the Preferred Stock may be redeemed for cash, or, at the Holder's option, in fully paid and nonassessable shares of Common Stock issued at the Conversion Price or in a combination thereof, in whole or in part, at the option of the Issuer, subject to the Holder's right to convert pursuant to Article 4, at the following Redemption Prices per share (expressed as percentages of the Liquidation Preference plus accumulated and unpaid dividends to the Redemption Date) upon not less than 30 nor more than 60 days' prior written notice in a Redemption Notice, if redeemed during each period set forth below, commencing on each of the dates set forth below:


          Date                                                Redemption
                                                           Price Per Share

          February 8, 2005..................................    105.7750%
          February 8, 2006..................................    104.9500%
          February 8, 2007..................................    104.1250%
          February 8, 2008..................................    103.3000%
          February 8, 2009..................................    102.4750%
          February 8, 2010..................................    101.6500%
          February 8, 2011..................................    100.8250%
          February 1, 2012..................................    100.0000%

         (c) In the event that fewer than all the outstanding shares of the Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata or by lot, as determined by the Issuer.

         (d) From and after the applicable Redemption Date (unless the Issuer shall be in default of payment of the Redemption Price), dividends on the shares of the Preferred Stock to be redeemed on such Redemption Date shall cease to accumulate, such shares shall no longer be deemed to be outstanding, and all rights of the Holders thereof as stockholders of the Issuer (except the right to receive the Redemption Price and accumulated dividend amounts and liquidation penalties, if any through the Redemption Date) will cease.

    5.2  (a)    In the event the Issuer shall elect to redeem shares of the
Preferred Stock pursuant to Section 5.1 hereof:

                (i) The Issuer must make a public announcement of the redemption and provide the Holders with the Redemption Notice referred to in Section 5.1(b) not fewer than 30 days nor more than 60 days' prior to the Redemption Date.

                (ii) On or before any Redemption Date, each Holder of shares of Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares of Preferred Stock (properly endorsed or assigned, or transferred, if the Issuer shall so require and the Redemption Notice shall so state) to the Issuer or the Redemption Agent (if appointed) in the manner and at the place designated in the Redemption Notice.

                (iii)On the Redemption Date, the Issuer or the Redemption Agent, as applicable, shall pay or deliver to the Holder whose name appears on such certificate or certificates as the owner thereof, the full Redemption Price due such Holder in cash or, at the Holder's option, in fully paid and nonassessable shares of Common Stock issued at the Conversion Price or in a combination thereof.

                (iv) The shares represented by each certificate to be surrendered shall be automatically (and without any further action of the Issuer or the Holder) canceled as of the Redemption Date whether or not certificates for such shares are returned to the Issuer and returned to authorized but unissued shares of preferred stock of no series.

                (v) If fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without cost to the Holder, together with the amount of cash, if any, in lieu of fractional shares.

         (b) If a Redemption Notice shall have been given as provided in Section 5.1, all rights of the Holders thereof as stockholders of the Issuer with respect to shares so called for redemption (except for the right to receive from the Issuer the Redemption Price) shall cease either (i) from and after the Redemption Date (unless the Issuer shall default in the payment of the Redemption Price, in which case such rights shall not terminate at the Redemption Date) or (ii) if the Issuer shall so elect and state in the Redemption Notice, from and after the time and date (which date shall be the Redemption Date or an earlier date not less than 20 days after the date of mailing of the Redemption Notice) on which the Issuer shall irrevocably deposit in trust for the Holders of the shares to be redeemed with a designated Redemption Agent as paying agent sufficient to pay at the office of such paying agent, on the Redemption Date, the Redemption Price. Any money or, at the Holder's option, shares of Common Stock, so deposited with such Redemption Agent which shall not be required for such redemption shall be returned to the Issuer forthwith. Subject to applicable escheat laws, any moneys or shares of Common Stock so set aside by the Issuer and unclaimed at the end of one year from the Redemption Date shall revert to the general funds of the Issuer, after which reversion the Holders of such shares so called for redemption shall look only to the general funds of the Issuer for the payment of the Redemption Price without interest. Any interest accrued on funds held by the Redemption Agent shall be paid to the Issuer from time to time.

          (c) In the event that fewer than all the outstanding shares of the Preferred Stock are to be redeemed, the shares to be redeemed shall be determined pro rata or by lot, as determined by the Issuer, except that the Issuer may redeem such shares held by any Holder of fewer than 100 shares (or shares held by Holders who would hold fewer than 100 shares as a result of such redemption), as may be determined by the Issuer.

     5.3  Mandatory Redemption of Preferred Stock

          (a) The Issuer will redeem all shares of Preferred Stock on February 1, 2012, at a Mandatory Redemption Price equaling 100% of the Liquidation Preference, together with any accumulated and unpaid dividends to the date of Mandatory Redemption, unless the Preferred Stock has already been redeemed or converted. The Issuer shall send notice of such redemption to Holders upon not less than 30 nor more than 60 days' prior written notice.

          (b) The Issuer will make mandatory redemption payments on the Preferred Stock by delivery of shares of Common Stock as follows:

                (i) If on the date of such payment, such shares of Common Stock are freely tradable, such shares of Common Stock shall be valued at 95% of Average Market Value.

                (ii) If on the date of such payment, such shares of Common Stock are not freely tradable, such shares of Common Stock shall be valued at 90% of Average Market Value.

          (c) If, as a matter of law, the Issuer is unable to issue Common Stock in payment of the Mandatory Redemption Price, then the Issuer shall cause the Preferred Stock to be converted on the date of such mandatory redemption into the same number of shares of Common Stock as could otherwise have been issued in satisfaction of the Mandatory Redemption Price, provided that the Issuer shall have given the Holders of Preferred Stock notice of the exercise of this option at least 30 days prior to the date of such mandatory redemption.

          (d) In the event that the mandatory redemption payments are to be made by the delivery of shares of Common Stock, subject to Section 11.3, the Issuer shall pay a Cash Adjustment, determined based on the proceeds received by the Transfer Agent from the sale of that number of shares of Common Stock, which the Issuer will deliver to the Transfer Agent for such purpose, equal to the aggregate of all such fractions rounded up to the nearest whole share, to each Holder that would otherwise be entitled to a fraction of a share of Common Stock.

                (i) The Transfer Agent shall sell such shares of Common Stock at the best available prices and distribute the proceeds to the Holders in proportion to their respective interests therein.

                (ii) The Issuer will pay the expenses of the Transfer Agent with respect to such sale, including brokerage commissions. Any portion of any such payment that is declared and not paid through the delivery of shares of Common Stock will be paid in cash. The Issuer shall make a public announcement no later than the close of business on the tenth business day prior to the record date for each dividend as to whether the Issuer will pay such dividend and, if so, the form of consideration the Issuer will use to make such payment.

6.   Liquidation Preference

     6.1 Upon (i) the voluntary or involuntary liquidation, dissolution or winding up of the Issuer, (ii) the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Issuer, (iii) the Sale of the Issuer, (iv) any Fundamental Change, or (v) reduction or decrease in the Issuer's capital stock resulting in a distribution of assets to the holders of any class or series of the Issuer's capital stock (each a "Liquidation Event"), Holders of the Preferred Stock will be entitled to be paid, out of assets of the Issuer available for distribution, the greater of (i) if such Liquidation Event occurs after February 8, 2005, the Liquidation Preference per share plus an amount equal to all accumulated and unpaid dividends (whether or not declared and whether or not funds are legally available therefor) thereon through the date of such Liquidation Event multiplied by the applicable Redemption Price per share set forth in Section 5.1(b) based on the date of such Liquidation Event or if such Liquidation Event occurs on or prior to February 8, 2005, the Liquidation Preference per share plus an amount equal to all accumulated and unpaid dividends (whether or not declared and whether or not funds are legally available therefor) thereon through February 8, 2005 multiplied by 105.7750% and
(ii) an amount equal to the amount the Holders of the Preferred Stock would have received upon a Liquidation Event had such Holders converted their shares of Preferred Stock in accordance with Section 4 into the shares of Common Stock immediately prior to the Liquidation Event (such greater amount being the "Liquidation Value") before any distribution is made on any Junior Securities, including, without limitation, the Common Stock. Payments required to be made pursuant to this Section 6.1 shall be made in cash; provided that payments required to be made pursuant to Section 6.1(iv) shall be made in the form of consideration described in Section 4.2(e).

     6.2 If, upon any Liquidation Event, the amounts payable with respect to the liquidation preference of the Preferred Stock and all other Parity Securities are not paid in full, the Holders of the Preferred Stock and the Parity Securities will share pro rata in proportion to the full distribution to which each is entitled.

     6.3 After the payment of the full Liquidation Value and the full liquidation preference of all other Parity Securities as set forth in Section
6.2 above, if there are remaining assets of the Issuer legally available for distribution, such assets will be distributed to the holders of the then outstanding Junior Securities (other than the holders of Common Stock) based on the applicable liquidation preference.

     6.4 After the payment of the full Liquidation Value to Holders of the Preferred Stock, the liquidation preference of the Parity Securities and the liquidation preference of the Junior Securities (other than Common Stock), as set forth in Sections 6.1, 6.2 and 6.3 above, if there are remaining assets of the Issuer legally available for distribution, such assets will be distributed pro rata among the holders of the then outstanding Common Stock, and each other class of common stock on a parity with the Common Stock.

7.   Voting Rights

     7.1 Except as otherwise provided herein or as required by applicable law, the Holders of the Preferred Stock shall be entitled to vote on all matters on which the Holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as the Holders of Common Stock, voting together with the holders of Common Stock as a single class. For this purpose, the Holders of the Preferred Stock shall be given notice of any meeting of stockholders as to which the Holders of Common Stock are given notice in accordance with the by-laws of the Issuer. As to any matter on which the Holders of the Preferred Stock shall be entitled to vote, each Holder of the Preferred Stock shall have a number of votes per share of the Preferred Stock held of record by such Holder (on the record date for the meeting of stockholders, if such matter is subject to a vote at a meeting of stockholders, or on the effective date of any written consent, if such matter is subject to a written consent of the stockholders without a meeting of stockholders), equal to the number of shares of Common Stock into which such share of Preferred Stock is convertible pursuant to Section 4 immediately after the close of business on such record date or effective date, as the case may be.

     7.2     Events of Noncompliance

             (a)  Definition.  An Event of Noncompliance will be deemed to have
                  ----------
occurred if:

                  (i) the Issuer fails to make any payment with respect to the Preferred Stock which it is obligated to make hereunder, whether or not such payment is legally permissible;

                  (ii) the Issuer breaches or otherwise fails to perform or observe the provisions of Section 7.3 and such breach or failure to perform or observe continues for a period of 30 days after notice thereof (the "Noncompliance Notice") from the Holders of a majority of the Preferred Stock; or

                  (iii) the Issuer breaches or otherwise fails to perform or observe any other covenant or agreement set forth herein or any covenant or agreement set forth in the Stock Purchase Agreement and such breach or failure to perform or observe continues for a period of 30 days after receipt of the Noncompliance Notice from the Holders of a majority of the Preferred Stock.

The Issuer shall promptly (and in any event within five days) after learning of
(x) any failure by the Issuer to observe any covenant or agreement contained herein or in the Stock Purchase Agreement or (y) any Event of Noncompliance, give notice thereof to each Holder of Preferred Stock.

          (b)  Consequences of Certain Events of Noncompliance.
               -----------------------------------------------

               (i) If an Event of Noncompliance has occurred, the dividend rate in respect of the Preferred Stock shall increase immediately to the lesser of (A) (x) during the twelve-month period commencing on the date the Event of Noncompliance occurs, 10.25% per annum and (y) thereafter, 12.25% per annum and (B) the maximum rate permitted by applicable law, and shall remain at such rate as long as any Preferred Stock is outstanding and the Event of Noncompliance continues.

               (ii) If any Event of Noncompliance has occurred, each Holder of Preferred Stock will also have (A) any other rights which such Holder may have in accordance with applicable law, including without limitation, to specific performance of the terms hereof and to enjoin any continuing Events of Noncompliance, and to sue for and obtain other remedies available in equity or at law.

     7.3 The Issuer shall not, and shall not permit any of its Subsidiaries to take any of the actions described in this Section 7.3 unless such actions are taken following receipt of the vote or consent of the Holders of the Preferred Stock described in this Section 7.3.

          (a) The affirmative vote or consent of the Holders of at least 60% of the outstanding Preferred Stock, voting as a separate class, will be required for:

               (i)    any amendment, alteration or repeal of any provision of
     (i) the Certificate of Incorporation or By-laws of the Issuer or any of its Subsidiaries material to the rights of the Holders of the Preferred Stock, whether by merger, consolidation or otherwise or (ii) any Certificate of Designation relating to Senior Securities or Parity Securities other than Parity Securities issued pursuant to the proviso in clause (ii) below;

               (ii) the authorization, creation, reclassification or issuance of any series or class of Senior Securities (or security convertible into Senior Securities or evidencing a right to purchase any shares of any series or class of Senior Securities) or any series or class of Parity Securities (or security convertible into Parity Securities or evidencing a right to purchase any shares of any class or series of Parity Securities); provided that the Issuer may issue up to $250 million in aggregate liquidation preference of Preferred Stock, including the Preferred Stock issued pursuant to the Stock Purchase Agreement, and Parity Securities;

               (iii) any increases in the outstanding number of shares of the Series A Convertible Preferred Stock of the Issuer or Series B Preferred Stock of the Issuer and the Preferred Stock, except for increases in connection with anti-dilution adjustments under the terms of such securities;

               (iv) any increase or decrease in the authorized number of shares of the Preferred Stock;

               (v) the issuance of common stock or securities convertible into common stock, (excluding common stock issued in respect of (1) securities convertible into or exercisable for common stock outstanding on the date hereof and (2) securities issued pursuant to the Stock Purchase Agreement), which would increase the number of shares of common stock outstanding calculated on a Fully Diluted basis on the date of the Stock Purchase Agreement, after giving effect to the transactions contemplated thereby by 20% or more in one, or more than one issuance. The securities issued pursuant to paragraph (ii) above, other than the securities issued pursuant to the Stock Purchase Agreement, shall be counted in calculating the 20% referenced in this clause (v). Securities issued in connection with a high yield issuance and Common Stock paid as a dividend to holders of Series B Preferred Stock in accordance with the terms of such securities shall not be counted in the 20% referenced in this clause (v);

               (vi) the incurrence by the Issuer or any of its Subsidiaries of any indebtedness or the issuance of any securities, in each case, containing financial, operational or subscriber maintenance or milestone covenants which if not met would put the Issuer or any of its Subsidiaries into default under the terms of the indebtedness or the securities;

               (vii) the declaration and payment of any dividends on any Junior Securities or Parity Securities other than dividends consisting solely of Common Stock to the holders of Series B Preferred Stock to the extent such dividends are required to be paid by the terms of such securities and other than, subject to clause (v) above, dividends consisting solely of Common Stock;

               (viii) any merger or liquidation of the Issuer or any of its Subsidiaries;

               (ix) any action that results in the Issuer or any of its Subsidiaries entering into any agreement or understanding, that would impose material restrictions on the Issuer's ability to honor the exercise of any rights of the Holders of the Preferred Stock or violate, be in conflict with, the rights of the Holders of Preferred Stock;

               (x) the purchase, redemption or other acquisition or retirement for value (including, in connection with any merger or reorganization of the Issuer or any of its Subsidiaries) of any securities of the Issuer or any of its Subsidiaries with the exception that the Issuer can (a) exercise its option to repurchase up to 35% in aggregate principal amount of its outstanding 14% Senior Secured Notes due 2010 pursuant to
     Section 3.07(b) of the indenture related thereto, and any similar options to repurchase contained in future high yield issuances, (b) redeem the Series B Preferred Stock and the Preferred Stock in accordance with their terms, and (c) redeem equity securities in an aggregate amount not to exceed $5 million;

               (xi) the making of loans or advances to, transferring properties to, or guaranteeing any indebtedness of Subsidiaries of the Issuer other than Subsidiaries pursuing or related to the Issuer's satellite radio business;

               (xii) any change in the principal nature of the business of the Issuer or any of its Subsidiaries to a business other than the satellite radio business or a business related thereto;

               (xiii) any payments to, or any sale, lease, transfer or otherwise disposition of any of the Issuer's or any of its Subsidiaries' properties or assets to, or purchase of any property or assets from, or entering into or making or amending any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless the following are complied with:

                      (1) Such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Subsidiary with an unrelated Person; and

                      (2) the Issuer delivers to the Holders of the Preferred
Stock:

                          (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this clause (xiii) and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors who are disinterested with respect to such Affiliate Transaction; and

                         (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Issuer or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of clause (xiii):

(1) any transaction by the Issuer or any of its Subsidiaries with an Affiliate directly related to the purchase, sale or distribution of products in the ordinary course of business consistent with industry practice which has been approved by a majority of the members of the Board of Directors of the Issuer who are Disinterested with respect to such transaction;

(2) any employment agreement or arrangement or employee benefit plan entered into by the Issuer or any of its Subsidiaries in the ordinary course of business of the Issuer or Subsidiary which has been approved by a majority of the members of the Board of Directors of the Issuer who are Disinterested with respect to such transaction;

(3)  transactions between or among the Issuer and/or its wholly-owned
     Subsidiaries;

(4) payment of reasonable directors fees and provisions of customary indemnification to directors, officers and employees of the Issuer and its Subsidiaries;

(5) contractual arrangements existing on the date of the Stock Purchase Agreement, and any renewals, extensions, implementations or modifications thereof that are not materially adverse to the Holders of Preferred Stock which have been approved by a majority of the members of the Board of Directors of the Issuer who are Disinterested with respect to such transaction.

             (xiv) the sale, transfer, assignment, conveyance or other disposition to a third party of all or substantially all of the properties or assets of the Issuer and its Subsidiaries, taken collectively, in one or more related transactions;

             (xv) entering into any transaction that would result in any Subsidiary of the Issuer not being wholly owned, directly or indirectly, by the Issuer other than pledges of the common stock of any Subsidiary of the Issuer in connection with financing transactions; and

             (xvi) agree or commit to do any of the foregoing.

          (b) The affirmative vote or consent of (x) the Primary Investor (at any time when the Primary Investor still holds Preferred Stock) unless the Primary Investor notifies the Issuer in writing that the Issuer no longer needs the affirmative vote of the Primary Investor and (y) the Holders of at least 60% of the outstanding Preferred Stock, voting as a separate class will be required for any declaration or payment of dividends on the Preferred Stock; provided, however, that this requirement shall not apply in the event of a Liquidation Event.

8.   Amendment, Supplement and Waiver

     8.1 Without the consent of any Holder of the Preferred Stock, subject to the requirements of the General Corporation Law of the State of Delaware, the Issuer may amend or supplement this Certificate of Designation to cure any ambiguity, defect or inconsistency.

9.   Certain Definitions

     Set forth below are certain defined terms used in this Certificate of Designation.

     9.1 "Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     9.2 "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement of or otherwise; provided, that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

     9.3 "Average Market Value" of Common Stock means the arithmetic average of the Current Market Value of the Common Stock for the ten trading days ending on the fifth Business Day prior to (a) in the case of the payment of any dividend, the record date for such dividend and (b) in the case of the mandatory redemption payment, the date of such payment.

     9.4 "Bankruptcy Event" shall be deemed to have occurred with respect to a Person if such Person shall:

             (a) generally fail to pay, or admit in writing its inability to pay, its debts as they become due;

             (b) apply for, consent to or acquiesce in, the appointment of a liquidator, trustee, receiver, sequestrator or other custodian for itself or any of its Subsidiaries or any property of any thereof, or make a general assignment for the benefit of creditors;

             (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a liquidator, trustee, receiver, sequestrator or other custodian for itself or any of its Subsidiaries or for a substantial part of the property of any thereof and such appointment shall not be discharged within 30 days;

             (d) commence, or permit or suffer to exist the commencement of, any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of such Person or any of its Subsidiaries, and, if such case or proceeding is not commenced by such Person or any such Subsidiaries, such case or proceeding shall be consented to or acquiesced in by such Person or any of its Subsidiaries or shall result in the entry of any order for relief or shall remain for 30 days undismissed; or

             (e) take any action to authorize any of the foregoing.

       9.5 "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

       9.6   "Business Day" means any day other than a Legal Holiday.

       9.7 "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or partnership or membership interests, whether common or preferred.

       9.8 "Cash Adjustment" will be determined based on the proceeds received by the Transfer Agent from the sale of that number of shares of Common Stock, which the Issuer will deliver to the Transfer Agent for such purpose, equal to the aggregate of all such fractions rounded up to the nearest whole share.

       9.9 "Closing Price" with respect to the Common Stock on any trading day, means the last reported regular-way sale price of the Common Stock on the NYSE, or if the Common Stock is not then listed on the NYSE, the last reported regular-way sale price of the Common Stock on the principal stock exchange or market of the Nasdaq Stock Market on which the Common Stock is then listed or traded, or if the Common Stock is not then listed or traded on any such stock exchange or market, the average of the closing bid and asked prices in the over-the-counter market as furnished by any NYSE member firm selected from time to time by the Issuer for that purpose.

       9.10  "Change of Control" means the occurrence of any of the following:

             (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any "person" or "group" (as such terms are used in Section 13(d)(3) and 14(d)(2) of the Exchange Act, and including all parent and Subsidiary companies of the person or members of the group), including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act;

             (b) immediately prior to the adoption of a plan relating to the liquidation or dissolution of the Issuer or XM or a successor thereto;

             (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as defined above), becomes the Beneficial Owner (other than Motient, until Motient owns less than 50% of the Voting Stock of the Issuer), directly or indirectly, of more than 50% of the Voting Stock of the Issuer and/or securities to acquire such Voting Stock of the Issuer measured by voting power rather than number of shares;

             (d) the first day on which a majority of the members of the Board of Directors of the Issuer or XM or any successors are not Continuing Directors; or

             (e) immediately prior to the Issuer or XM consolidating with, or merging with or into, any Person, or any Person consolidating with, or merging with or into the Issuer or XM, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or XM, as the case may be, or such other Person, will be converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Issuer or XM, as the case may be, outstanding immediately prior to such transaction will be converted into or exchanged for Voting Stock of the surviving or transferee Person and will constitute a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

             (f) the first day on which XM ceases to be a wholly owned subsidiary of the Issuer; or

             (g) the Common Stock not being listed on any national securities exchange or The Nasdaq Stock Market or system, other than for a period of not more than 30 days during which no determination of Current Market Price or Current Market Value is required to be made.

       9.11 "Common Stock" means the Issuer's authorized $.01 par value Class A Common Stock.

       9.12 "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the applicable Person who:

             (a) was a member of such Board of Directors on the date of the Stock Purchase Agreement or was designated for election to the Board of Directors under the Stockholder Agreement; or

             (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     9.13 "Conversion Date" means the date the Issuer or the Transfer Agent receives the Conversion Notice.

     9.14 "Conversion Notice" means written notice from the Holder to the Issuer stating that the Holder elects to convert all or a portion of the shares of Preferred Stock represented by certificates delivered to the Issuer or the Transfer Agent contemporaneously. The Conversion Notice will specify or include:

               (i) The number of shares of Preferred Stock being converted by the Holder,

               (ii) The name or names (with address and taxpayer identification number) in which a certificate or certificates for shares of Common Stock are to be issued,

               (iii) A written instrument or instruments of transfer in form reasonably satisfactory to the Issuer or the Transfer Agent, duly executed by the Holder or its duly authorized legal representative, or in blank, and

               (iv) Transfer tax stamps or funds therefor, if required pursuant to Section 4.6.

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     9.15    "Conversion Price" shall initially be $26.50, and shall be adjusted as provided herein.

     9.16 "Conversion Price Adjustment Events" are any of those events specified in Section 4.2.

     9.17 "Current Market Price" means, as of any date, the average of the daily Closing Price for the five consecutive Trading Days selected by the Board of Directors beginning not more than 20 trading days before, and ending not later than the date of the applicable event described in Section 4.2(d) hereof and the date immediately preceding the record date fixed in connection with that event.

     9.18 "Current Market Value" of Common Stock means the average of the high and low sale prices of the Common Stock as reported on the Nasdaq National Market or such other SEC-recognized national securities exchange or trading system which the Issuer may from time to time designate upon which the greatest number of shares of the Common Stock is then listed or traded, for the trading day in question.

     9.19 "Disinterested" means when used in respect of a director, a director who does not have an interest in the terms or nature of the transaction to be entered into, it being understood that directors of an Affiliate of the Person that designated a director that is not deemed to be Disinterested shall not be deemed to be Disinterested.

     9.20 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     9.21    "Expiration Date" is as defined in Section 4.4(a)(ii), above.

     9.22 "Fully Diluted" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable upon the conversion, exchange, or exercise in full, of all securities that are exercisable for, convertible into or exchangeable for shares of Common Stock whether or not such securities are convertible into or exercisable or exchangeable for Common Stock at such time.

     9.23 "Fundamental Change" means any transaction or event, including, without limitation, any merger, consolidation, sale of assets, tender or exchange offer, reclassification, compulsory share exchange or liquidation, in which all or substantially all outstanding shares of the Issuer's Common Stock are converted into or exchanged for stock, other securities or assets.

     9.24 "Holder" means a Person in whose name shares of Capital Stock are registered.

     9.25    "Issuance Date" is as defined in Section 2.1

     9.26 "Issuer" means XM Satellite Radio Holdings Inc., a Delaware corporation.

     9.27    "Junior Security" is as defined in Section 3.1, above.

     9.28 "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place payment is to be received are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

     9.29    "Liquidation Event" is as defined in Section 6.1 above.

     9.30    "Liquidation Preference" means $1,000 per share of Preferred Stock.

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     9.31    "Liquidation Value" is as defined in Section 6.1 above.

     9.32 "Mandatory Redemption Price" is as defined in Section 5.3(a), above.

     9.33 "Market Capitalization" means the product of the then-current market price times the total number of shares of Common Stock then outstanding.

     9.34 "Market Value" means the average of the Closing Prices of the Common Stock for the five trading days ending on the last trading day preceding the date of occurrence of a Change of Control.

     9.35 "Notice Event" means any merger, consolidation, recapitalization, sale of assets, tender or exchange offer, reclassification or compulsory share exchange or liquidation.

     9.36     "Parity Security" is as defined in Section 3.1, above.

     9.37 "Person" means any individual, corporation, partnership, joint venture, association, joint-stock issuer, interest, trust or unincorporated organization (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

     9.38 "Preferred Stock" means the Preferred Stock authorized in this Certificate of Designation.

     9.39 "Primary Investor" means collectively, AEA XM Investors I LLC, a Delaware limited liability company, and AEA XM Investors II LLC, a Delaware limited liability company or any of their respective successors.

     9.40 "Redemption Agent" means that Person, if any, appointed by the Issuer to hold funds deposited by the Issuer in trust to pay to the Holders of shares to be redeemed having, or holding such funds in a depository institution with, aggregate capital and surplus in excess of $10,000,000,000.

     9.41 "Redemption Date" means that certain date set forth in the Redemption Notice on which date the redemption of the Preferred Stock is completed.

     9.42 "Redemption Notice" means that notice to be given by the Issuer to the Holders notifying the Holders as to the redemption, in whole or in part, of the Preferred Stock pursuant to Article 5 hereof. The Redemption Notice shall include the following information: (i) the Redemption Date and the time of day on such date; (ii) the total number of shares of Preferred Stock to be redeemed and, if fewer than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; (iii) the Redemption Price (whether to be paid in cash or shares of Common Stock); (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price and delivery of certificates representing shares of Common Stock (if the Issuer so chooses); (v) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date unless the Issuer defaults in the payment of the Redemption Price; and (vi) the name of any bank or trust company, if any, performing the duties of Redemption Agent. Redemption Notice shall be given by first-class mail to each record Holder of the shares to be redeemed, at such holder's address as the same appears on the books of the Issuer.

     9.43 "Redemption Price" means that price for redemption of the Preferred Stock established in Section 5.1(b) hereof.

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

     9.44 "Sale of the Issuer" means any transaction or event, including without limitation, any merger, consolidation, sale of assets, tender or exchange offer, reclassification, compulsory share exchange or liquidation in which all or substantially all of outstanding shares of the Issuer's Common Stock are sold for cash.

     9.45    "Senior Security" is as defined in Section 3.1, above.

     9.46 "Series B Preferred Stock" means the Issuer's Series B Convertible Redeemable Preferred Stock.

     9.47    "Special Conversion Date" is as defined in Section 4.3, above.

     9.48 "Stock Purchase Agreement" means the Stock Purchase Agreement, dated as of July 7, 2000 between the Issuer and the Investors listed therein.

     9.49 "Stockholder Agreement" means the Amended and Restated Shareholders Agreement, dated on or about August 8, 2000 between the Issuer and various stockholders of the Issuer, as it may be amended in accordance with its terms.

     9.50 "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

     9.51 The "Transfer Agent" shall be as established pursuant to Article 10 hereof.

     9.52 "Trading Day" means any business day on which the Nasdaq National Stock Market (or any U.S. national securities exchange or quotation system on which the Common Stock is then listed) is open for the transaction of business.

     9.53 "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     9.54    "XM" means XM Satellite Radio Inc., a Delaware corporation.

10.  Transfer Agent and Registrar

             The duly appointed Transfer Agent and registrar for the Preferred Stock shall be BankBoston, N.A. (or the Issuer for an interim period). The Issuer may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Issuer and the Transfer Agent; provided that the Issuer shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

11.  Other Provisions

     11.1 With respect to any notice to a Holder of shares of the Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, right, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action.

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Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

     11.2 Shares of Preferred Stock issued and reacquired will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Issuer undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Issuer be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Issuer except that any issuance or reissuance of shares of Preferred Stock must be in compliance with this Certificate of Designation.

     11.3 In the Issuer's discretion, no fractional shares of Common Stock or securities representing fractional shares of Common Stock will be issued upon conversion, redemption, or as dividends payable in the Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion, redemption, or dividend payment will be paid in cash based on the last reported sale price of the Common Stock on the Nasdaq National Stock Market (or any national securities exchange or authorized quotation system on which the Common Stock is then listed) at the close of business on the trading day next preceding the date of conversion or such later time as the Issuer is legally and contractually able to pay for such fractional shares.

     11.4    The shares of Preferred Stock shall be issuable in whole shares.

     11.5 All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.

     11.6 Notwithstanding anything to the contrary contained herein, the Issuer and the Holders of the Preferred Stock shall not take any action pursuant to this Certificate of Designation which would constitute or result in assignment of any governmental approval, authorization, license, or permit issued by the Federal Communications Commission ("FCC License") or any change of control of the holder of any FCC License, if such assignment of the FCC License or transfer of control would require under then existing law (including the Communications Act of 1934, as amended, and the rules, regulations, policies and decisions of the FCC), the prior approval of the FCC, without first obtaining such approval of the FCC.

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          IN WITNESS WHEREOF, XM Satellite Radio Holdings Inc. caused this
Certificate of Designation to be signed this 8th day of August, 2000.

                              XM SATELLITE RADIO HOLDINGS INC.

                              By:/s/ Joseph M. Titlebaum
                                 ------------------------------
                                 Name:  Joseph M. Titlebaum
                                 Title: Senior Vice President, General
                                        Counsel and Secretary

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